    Exhibit 99.1

Macy’s, Inc. Reports Third Quarter 2024 Results

NEW YORK—December 11, 2024— Macy’s, Inc. (NYSE: M) today reported financial results for the third quarter of 2024 that are consistent with its previously announced preliminary results, and also updated its annual guidance. These financial results and outlook reflect revisions to properly reflect previously misstated delivery expense, the related accrual and tax effects.

Third Quarter Highlights
•The company confirms no material impact or restatements to previously filed financial statements following completion of delivery expense related investigation.
•GAAP diluted earnings per share of $0.10; Adjusted diluted earnings per share of $0.04 exceeded the company’s prior guidance.
•Macy’s First 50 locations delivered third consecutive quarter of comparable sales growth, up 1.9%.
•Bloomingdale’s reported comparable sales growth of owned and owned-plus-licensed-plus-marketplace of 1.0% and 3.2%, respectively.
•Bluemercury reported comparable sales growth of 3.3%.
•Asset sale gains of $66 million, which was ahead of the company’s prior guidance.

“Our third quarter results reflect the positive momentum we are building through our Bold New Chapter strategy,” said Tony Spring, chairman and chief executive officer of Macy’s, Inc. “We are encouraged by the consistent sales growth in our Macy's First 50 locations and the strong performance of Bloomingdale's and Bluemercury. Quarter-to-date, comparable sales continue to trend ahead of third quarter levels across the portfolio. Looking ahead, we remain committed to achieving sustainable, profitable growth for Macy’s, Inc.”

Third Quarter Results (comparisons are to the third quarter of 2023)
Macy’s, Inc. net sales decreased 2.4% to $4.7 billion, with comparable sales down 2.4% on an owned basis and down 1.3% on an owned-plus-licensed-plus-marketplace basis. Sales growth at Macy’s First 50 locations, Bloomingdale’s, and Bluemercury was offset primarily by weakness in Macy’s non-First 50 locations as well as its digital channel and cold weather categories.

Macy’s, Inc. go-forward business1 comparable sales were down 2.0% on an owned basis and down 0.9% on an owned-plus-licensed-plus-marketplace basis. By nameplate:
•Macy’s net sales were down 3.1%, with comparable sales down 3.0% on an owned basis and down 2.2% on an owned-plus-licensed-plus-marketplace basis. Fragrances, dresses and men’s and women’s active apparel were strong. Macy’s go-forward business1 comparable sales were down 2.6% on an owned basis and down 1.8% on an owned-plus-licensed-plus-marketplace basis.
◦First 50 locations comparable sales were up 1.9% on both an owned basis and on an owned-plus-licensed basis as investments in staffing, merchandising, visual presentation and eventing continued to resonate with the customer.
•Bloomingdale’s net sales were up 1.4%, with comparable sales up 1.0% on an owned basis and up 3.2% on an owned-plus-licensed-plus-marketplace basis. Key drivers included strength in contemporary apparel, beauty and digital.

•Bluemercury net sales were up 3.2% and comparable sales were up 3.3% on an owned basis, representing the fifteenth consecutive quarter of comparable sales growth. Customers continued to respond well to the breadth of skincare offerings.
Other revenue of $161 million decreased $17 million, or 9.6%. Within Other revenue:
•Credit card revenues, net decreased $22 million, or 15.5%, to $120 million. Net credit losses contributed to the year-over-year decline and were in-line with the company’s expectations.
•Macy’s Media Network revenue, net rose $5 million, or 13.9%, to $41 million, reflecting higher advertiser and campaign counts.
Gross margin rate2, 3 of 39.6% decreased 60 basis points. Merchandise margin declined 70 basis points due to product mix and the conversion to cost accounting. The decline in merchandise margin was partially offset by efficiencies in the company’s fulfillment network and lower shipped sales volume.
Selling, general and administrative (“SG&A”) expense of $2.1 billion increased $24 million. SG&A expense growth reflected strategic customer-facing investments, partially offset by continued cost controls. As a percent of total revenue, SG&A expense increased 160 basis points to 42.1% due to lower total revenue.

Asset sale gains of $66 million were $61 million higher than the same period last year due to the monetization of non-go-forward assets, as part of the company’s Bold New Chapter strategy. Asset sale gains reflect the pull-forward of the monetization of certain non-go-forward assets into the third quarter from the fourth quarter.
GAAP diluted earnings per share (“EPS”) was $0.10 and Adjusted diluted EPS was $0.04, compared to GAAP diluted EPS of $0.15 and Adjusted diluted EPS of $0.21 in the third quarter of 2023.3
Balance Sheet and Liquidity
Merchandise inventories2 increased 3.9% year-over-year. The conversion to cost accounting was estimated to account for approximately half of the increase from the prior year. The company believes its merchandise inventories reflect the appropriate level of newness.
The company ended the third quarter of 2024 with cash and cash equivalents of $315 million and $2.8 billion of available borrowing capacity under its asset-based credit facility reflecting current borrowings and letters of credit.

As of the end of third quarter of 2024, total debt of $2.9 billion included $86 million of short-term borrowings under the company’s asset-based credit facility and no material long-term debt maturities until 2027. The company voluntarily retired $220 million of debt during the quarter through a previously disclosed tender offer.

1: Inclusive of go-forward locations and digital. For Macy’s, Inc. this reflects go-forward locations and digital across all three nameplates.
2: Inventories and Gross Margin are not directly comparable to the prior year given the conversion to cost accounting at the beginning of fiscal 2024.
3. To properly reflect delivery expense, third quarter of 2024 gross margin includes a $13 million adjustment (of which $9 million relates to the first half of 2024), or approximately 30 bps, and third quarter of 2024 adjusted diluted EPS includes a $0.04 adjustment. Third quarter of 2023 gross margin has been revised by $3 million, or approximately 10 bps. There is no change to third quarter of 2023 diluted EPS or adjusted diluted EPS.

Other Corporate Developments
As previously disclosed, during the preparation of the company’s unaudited condensed consolidated financial statements for the fiscal quarter ended November 2, 2024, the company identified an issue related to delivery expenses in one of its accrual accounts. The company consequently initiated an independent investigation which has now been completed and, following its analysis, determined that there was no material impact to financial results for any historical annual or interim period.

As a result of the independent investigation and forensic analysis, the company identified that a single employee with responsibility for small package delivery expense accounting intentionally made erroneous accounting accrual entries to hide approximately $151 million of cumulative delivery expenses from the fourth quarter of 2021 through the third quarter of 2024. As previously communicated, the investigation determined that this matter had no impact on the company’s reported net cash flows, inventories or vendor payments.

The company is revising its historical consolidated financial statements that were impacted by the misstatements to properly reflect delivery expense, the related accrual and tax effects. The total misstatement to delivery expense for the first half of fiscal 2024 amounted to $9 million, which was adjusted in total during the third quarter of 2024. Additional details and revised financial information for fiscal years 2021, 2022, and 2023, and quarterly periods for fiscal year 2023 can be found in the company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”). The company expects to file its Form 10-Q for the fiscal quarter ended November 2, 2024 with the SEC tomorrow, December 12, 2024.

“We’ve concluded our investigation and are strengthening our existing controls and implementing additional changes designed to prevent this from happening again and demonstrate our strong commitment to corporate governance,” said Spring. “Our focus is on ensuring that ethical conduct and integrity are upheld across the entire organization.”
2024 Guidance
The company updated its annual outlook. The full updated outlook for 2024, presented on a 52-week basis, can be found in the presentation posted to macysinc.com/investors.

	Guidance as of December 11, 2024	Guidance as of August 21, 2024 (adjusted for delivery expense)	Guidance as of August 21, 2024
Net sales	$22.3 billion to $22.5 billion	$22.1 billion to $22.4 billion	$22.1 billion to $22.4 billion
Comparable owned-plus- licensed-plus-marketplace sales change (52 week basis)	Down ~1.0% to ~flat versus 2023	Down ~2.0% to down ~0.5% versus 2023	Down ~2.0% to down ~0.5% versus 2023
Gross margin rate	38.2% to 38.3%	38.6% to 38.8%	39.0% to 39.2%
Adjusted EBITDA[1] as a percent of total revenue	8.0% to 8.4%	8.2% to 8.7%	8.6% to 9.0%
Adjusted diluted earnings per share	$2.25 to $2.50	$2.34 to $2.69	$2.55 to $2.90
1: Earnings before interest, taxes and depreciation and amortization.

Gross margin as a percent of net sales, adjusted EBITDA, and adjusted diluted EPS guidance as of December 11, 2024 includes the impact from the aforementioned $13 million adjustment to delivery expense in the third quarter of 2024 as well as an updated estimated delivery expense impact of $66 million for the fourth quarter of 2024, for a full year estimated impact of $79 million. These impacts were not included in the company’s previously provided guidance. Additionally, for comparison purposes, the company has presented guidance as of August 21, 2024 both as provided and adjusted for the third and fourth quarter of 2024 delivery expense impacts.

Adjusted diluted EPS excludes any potential impact from the credit card late fee ruling, which was stayed on May 10, 2024. Additionally, the impact of any potential future share repurchases associated with the company’s current share repurchase authorization is also excluded.

The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned-plus-licensed-plus-marketplace sales change, adjusted EBITDA, and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results. See Important Information Regarding Financial Measures.

Conference Call and Webcasts
A webcast of Macy's, Inc.’s call with analysts and investors to report its third quarter of 2024 sales and earnings will be held today (December 11, 2024) at 8:00 a.m. EST. Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call 1-877-407-0832. A replay of the conference call will be available on the company’s website or by calling 1-877-660-6853, using passcode 13750441, about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/newsroom.
Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.
About Macy’s, Inc.
Macy’s, Inc. (NYSE: M) is a trusted source for quality brands through our iconic nameplates – Macy’s, Bloomingdale’s and Bluemercury. Headquartered in New York City, our comprehensive digital and nationwide footprint empowers us to deliver a seamless shopping experience for our customers. For more information, visit macysinc.com.
Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s ability to successfully implement its A Bold New Chapter strategy, including the ability to realize the anticipated benefits associated with the strategy, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of tangible and intangible assets, including goodwill, declines in credit card revenues, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, inventory shortage, and labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies and achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended February 3, 2024. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com

MACY’S, INC.
Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended November 2, 2024[1]			13 Weeks Ended October 28, 2023
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$4,742			$4,860
Other revenue (Note 2)	161	3.4%		178	3.7%
Total revenue	4,903			5,038
Cost of sales	(2,864)	(60.4%)		(2,905)	(59.8%)
Selling, general and administrative expenses	(2,064)		(42.1%)	(2,040)		(40.5%)
Gains on sale of real estate	66		1.3%	5		0.1%
Impairment, restructuring and other benefits (costs)	23		0.5%	(15)		(0.3%)
Operating income	64		1.3%	83		1.6%
Benefit plan income, net	4			2
Settlement charges	—			(7)
Interest expense, net	(32)			(35)
Loss on early retirement of debt	(1)			—
Income before income taxes	35			43
Federal, state and local income tax expense (Note 3)	(7)			(2)
Net income	$28			$41
Basic earnings per share	$0.10			$0.15
Diluted earnings per share	$0.10			$0.15
Average common shares:
Basic	278.4			274.7
Diluted	281.5			277.6
End of period common shares outstanding	277.5			273.7
Supplemental Financial Measures:
Gross Margin (Notes 4 and 5)	$1,878	39.6%		$1,955	40.2%
Depreciation and amortization expense	$228			$231
1 The 13 weeks ended November 2, 2024 include an out-of-period charge of approximately $9 million to cost of sales incurred in the first and second quarters of 2024 but not expensed in the corresponding periods. The Company determined the cumulative impact was not material to the current period or any previously issued financial statements.

MACY’S, INC.
Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	39 Weeks Ended November 2, 2024			39 Weeks Ended October 28, 2023
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$14,525			$14,972
Other revenue (Note 2)	474	3.3%		519	3.5%
Total revenue	14,999			15,491
Cost of sales	(8,749)	(60.2%)		(9,070)	(60.6%)
Selling, general and administrative expenses	(5,948)		(39.7%)	(5,970)		(38.5%)
Gains on sale of real estate	103		0.7%	20		0.1%
Impairment, restructuring and other benefits (costs)	5		—%	(21)		(0.1%)
Operating income	410		2.7%	450		2.9%
Benefit plan income, net	12			10
Settlement charges	—			(129)
Interest expense, net	(94)			(108)
Loss on early retirement of debt	(1)			—
Income before income taxes	327			223
Federal, state and local income tax expense (Note 3)	(87)			(50)
Net income	$240			$173
Basic earnings per share	$0.86			$0.63
Diluted earnings per share	$0.85			$0.62
Average common shares:
Basic	277.4			273.9
Diluted	281.3			277.7
End of period common shares outstanding	277.5			273.7
Supplemental Financial Measures:
Gross Margin (Notes 4 and 5)	$5,776	39.8%		$5,902	39.4%
Depreciation and amortization expense	$657			$665

MACY’S, INC.
Consolidated Balance Sheets (Unaudited) (Note 1)
(millions)

	November 2, 2024	February 3, 2024	October 28, 2023
ASSETS:
Current Assets:
Cash and cash equivalents	$315	$1,034	$364
Receivables	224	293	218
Merchandise inventories (Note 5)	6,257	4,361	6,025
Prepaid expenses and other current assets	416	401	390
Income taxes	34	—	88
Total Current Assets	7,246	6,089	7,085
Property and Equipment – net	5,161	5,308	5,813
Right of Use Assets	2,322	2,305	2,784
Goodwill	828	828	828
Other Intangible Assets – net	426	430	431
Other Assets	1,310	1,286	1,185
Total Assets	$17,293	$16,246	$18,126
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$92	$—	$160
Merchandise accounts payable	3,344	1,913	3,466
Accounts payable and accrued liabilities	2,337	2,571	2,448
Income taxes	—	48	—
Total Current Liabilities	5,773	4,532	6,074
Long-Term Debt	2,773	2,998	2,997
Long-Term Lease Liabilities	2,961	2,986	3,034
Deferred Income Taxes	712	745	925
Other Liabilities	927	950	997
Shareholders' Equity	4,147	4,035	4,099
Total Liabilities and Shareholders’ Equity	$17,293	$16,246	$18,126

MACY’S, INC.
Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 6)
(millions)

	39 Weeks Ended November 2, 2024	39 Weeks Ended October 28, 2023
Cash flows from operating activities:
Net income	$240	$173
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other (benefits) costs	(5)	21
Settlement charges	—	129
Depreciation and amortization	657	665
Benefit plans	1	4
Stock-based compensation expense	42	45
Gains on sale of real estate	(103)	(20)
Amortization of financing costs and premium on acquired debt	9	8
Deferred income taxes	(48)	(43)
Changes in assets and liabilities:
Decrease in receivables	68	82
Increase in merchandise inventories	(1,840)	(1,757)
(Increase) decrease in prepaid expenses and other current assets	(19)	30
Increase in merchandise accounts payable	1,327	1,334
Decrease in accounts payable and accrued liabilities	(206)	(302)
Decrease in current income taxes	(71)	(124)
Change in other assets and liabilities	(82)	(87)
Net cash (used) provided by operating activities	(30)	158
Cash flows from investing activities:
Purchase of property and equipment	(399)	(485)
Capitalized software	(250)	(264)
Proceeds from disposition of assets, net	187	36
Other, net	7	(3)
Net cash used by investing activities	(455)	(716)
Cash flows from financing activities:
Debt issued	176	311
Debt issuance costs	(1)	(1)
Debt repaid	(313)	(153)
Debt repurchase premium and expenses	1	—
Dividends paid	(144)	(135)
Increase in outstanding checks	47	76
Acquisition of treasury stock	—	(38)
Net cash (used) provided by financing activities	(234)	60
Net decrease in cash, cash equivalents and restricted cash	(719)	(498)
Cash, cash equivalents and restricted cash beginning of period	1,037	865
Cash, cash equivalents and restricted cash end of period	$318	$367

MACY’S, INC.
Consolidated Financial Statements (Unaudited)
Notes:
(1)As a result of the seasonal nature of the retail business, the results of operations for the 13 and 39 weeks ended November 2, 2024 and October 28, 2023 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.
(2)Other Revenue is inclusive of the following amounts. All amounts in millions except percentages.

	13 Weeks Ended November 2, 2024		13 Weeks Ended October 28, 2023
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$120	2.5%	$142	2.9%
Macy's Media Network revenue, net	41	0.9%	36	0.7%
Other Revenue	$161	3.4%	$178	3.7%

Net Sales	$4,742		$4,860

	39 Weeks Ended November 2, 2024		39 Weeks Ended October 28, 2023
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$362	2.5%	$424	2.8%
Macy's Media Network revenue, net	112	0.8%	95	0.6%
Other Revenue	$474	3.3%	$519	3.5%

Net Sales	$14,525		$14,972
(3)The income tax expense of $7 million and $87 million, or 20.0% and 26.6% of pretax income, for the 13 and 39 weeks ended November 2, 2024 and income tax expense of $2 million and $50 million, or 4.7% and 22.4% of pretax income, for the 13 and 39 weeks ended October 28, 2023, respectively, reflect a different effective tax rate as compared to the Company’s federal income tax statutory rate of 21%. The income tax effective rates for the 13 and 39 weeks ended November 2, 2024 and October 28, 2023 were impacted primarily due to the recognition of return-to-provision adjustments associated with the filings of the Company’s 2023 and 2022 U.S. Federal income tax returns during each respective period, as well as the effect of state and local taxes.
(4)Gross margin is defined as net sales less cost of sales.
(5)Gross margin and merchandise inventories are not directly comparable to the prior year given the conversion to cost accounting beginning in fiscal 2024.
(6)Restricted cash of $3 million has been included with cash and cash equivalents as of November 2, 2024 and October 28, 2023.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned-plus-licensed-plus-marketplace basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties and marketplace sales, assists in evaluating the company's ability to generate sales growth, whether through owned businesses, departments licensed to third parties or marketplace sales, and in evaluating the impact of changes in the manner in which certain departments are operated. Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.
The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned-plus-licensed-plus-marketplace sales change, adjusted EBITDA and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties and marketplace sales are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)
Changes in Comparable Sales

	13 Weeks Ended November 2, 2024 vs. 13 Weeks Ended October 28, 2023
	Macy's, Inc.	Macy's
Decrease in comparable sales on an owned basis (Note 7)	(2.4%)	(3.0%)
Impact of departments licensed to third parties and marketplace sales (Note 8)	1.1%	0.8%
Decrease in comparable sales on an owned-plus-licensed-plus-marketplace basis	(1.3%)	(2.2%)

	13 Weeks Ended November 2, 2024 vs. 13 Weeks Ended October 28, 2023
	Macy's, Inc. go-forward business	Macy's go-forward business	Bloomingdale's*	Bluemercury
Increase (decrease) in comparable sales on an owned basis (Note 7)	(2.0)%	(2.6)%	1.0%	3.3%
Impact of departments licensed to third parties and marketplace sales (Note 8)	1.1%	0.8%	2.2%	—%
Increase (decrease) in comparable sales on an owned-plus-licensed-plus-marketplace basis	(0.9%)	(1.8%)	3.2%	3.3%
*Bloomingdale’s excludes one non-go-forward location.

13 Weeks Ended November 2, 2024 vs. 13 Weeks Ended October 28, 2023
Macy's First 50 locations
Increase in comparable sales on an owned basis (Note 7)	1.9%
Impact of departments licensed to third parties (Note 8)	—%
Increase in comparable sales on an owned-plus-licensed basis	1.9%

	39 Weeks Ended November 2, 2024 vs. 39 Weeks Ended October 28, 2023
	Macy's, Inc.	Macy's
Decrease in comparable sales on an owned basis (Note 7)	(2.5%)	(3.0%)
Impact of departments licensed to third parties and marketplace sales (Note 8)	0.9%	0.9%
Decrease in comparable sales on an owned-plus-licensed-plus-marketplace basis	(1.6%)	(2.1%)

	39 Weeks Ended November 2, 2024 vs. 39 Weeks Ended October 28, 2023
	Macy's, Inc. go-forward business	Macy's go-forward business	Bloomingdale's*	Bluemercury
Increase (decrease) in comparable sales on an owned basis (Note 7)	(2.2)%	(2.8)%	0.3%	3.1%
Impact of departments licensed to third parties and marketplace sales (Note 8)	0.9%	1.1%	0.4%	—%
Increase (decrease) in comparable sales on an owned-plus-licensed-plus-marketplace basis	(1.3%)	(1.7%)	0.7%	3.1%
*Bloomingdale’s excludes one non-go-forward location.

39 Weeks Ended November 2, 2024 vs. 39 Weeks Ended October 28, 2023
Macy's First 50 locations
Increase in comparable sales on an owned basis (Note 7)	2.0%
Impact of departments licensed to third parties (Note 8)	0.1%
Increase in comparable sales on an owned-plus-licensed basis	2.1%

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:
•EBITDA and adjusted EBITDA are reconciled to GAAP net income.
•Adjusted net income is reconciled to GAAP net income.
•Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.
EBITDA and Adjusted EBITDA

	13 Weeks Ended November 2, 2024	13 Weeks Ended October 28, 2023
Net income	$28	$41
Interest expense, net	32	35
Loss on early retirement of debt	1	—
Federal, state and local income tax expense	7	2
Depreciation and amortization	228	231
EBITDA	296	309
Impairment, restructuring and other (benefits) costs	(23)	15
Settlement charges	—	7
Adjusted EBITDA	$273	$331

	39 Weeks Ended November 2, 2024	39 Weeks Ended October 28, 2023
Net income	$240	$173
Interest expense, net	94	108
Loss on early retirement of debt	1	—
Federal, state and local income tax expense	87	50
Depreciation and amortization	657	665
EBITDA	1,079	996
Impairment, restructuring and other (benefits) costs	(5)	21
Settlement charges	—	129
Adjusted EBITDA	$1,074	$1,146

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	13 Weeks Ended November 2, 2024		13 Weeks Ended October 28, 2023
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$28	$0.10	$41	$0.15
Impairment, restructuring and other (benefits) costs	(23)	(0.08)	15	0.05
Settlement charges	—	—	7	0.03
Loss on early retirement of debt	1	—	—	—
Income tax impact of certain items identified above	5	0.02	(6)	(0.02)
As adjusted to exclude certain items above	$11	$0.04	$57	$0.21

	39 Weeks Ended November 2, 2024		39 Weeks Ended October 28, 2023
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$240	$0.85	$173	$0.62
Impairment, restructuring and other (benefits) costs	(5)	(0.01)	21	0.07
Settlement charges	—	—	129	0.46
Loss on early retirement of debt	1	—	—	—
Income tax impact of certain items identified above	1	—	(38)	(0.13)
As adjusted to exclude certain items above	$237	$0.84	$285	$1.02
Notes:
(7)Represents the period-to-period percentage change in net sales from stores in operation for one full fiscal year for the 13 and 39 weeks ended November 2, 2024 and October 28, 2023. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties and marketplace. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.
(8)Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales, including marketplace sales, in the calculation of comparable sales. Macy’s and Bloomingdale’s license third parties to operate certain departments in its stores and online and receive commissions from these third parties based on a percentage of their net sales, while Bluemercury does not participate in licensed or marketplace businesses. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties and marketplace) in its net sales. The company does not, however, include any amounts in respect of licensed department or marketplace sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties and from the digital marketplace are not material to its net sales for the periods presented.